Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-3 Nos. 333-275636, 333-283041 and 333-286168) of Aligos Therapeutics, Inc., and
(2)
Registration Statements (Form S-8 Nos. 333-249568, 333-254628, 333-263447, 333-270417, 333-277860, 333-283042, 333-285677 and 333-289307) pertaining to the Aligos Therapeutics, Inc. 2018 Equity Incentive Plan, 2020 Incentive Award Plan, 2020 Employee Stock Purchase Plan and 2024 Employment Inducement Award Plan;

of our report dated March 5, 2026, with respect to the consolidated financial statements of Aligos Therapeutics, Inc. included in this Annual Report (Form 10-K) of Aligos Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Francisco, California

March 5, 2026